FOR IMMEDIATE RELEASE:    APRIL 24, 2000

CONTACT:          Tom Madsen                             Ted Sharp
                  President/CEO                          Chief Financial Officer
                  Key Technology, Inc.                   Key Technology, Inc.
                  (509) 529-2161                         (505) 529-2161

                 KEY TECHNOLOGY REACHES AGREEMENT WITH FMC CORP.
          REGARDING ACQUISITION OF ADVANCED MACHINE VISION CORPORATION


WALLA WALLA, WA - Key Technology, Inc. (NASDAQ/NMS: KTEC) announced today that it has reached an agreement with FMC Corporation (FMC) pursuant to which FMC has agreed to vote in favor of Key's previously announced merger transaction with Advanced Machine Vision Corporation (NASDAQ: AMVC). Key and AMVC signed a definitive Agreement and Plan of Merger on February 15, 2000. FMC Corporation holds all Series B Preferred Stock of Advanced Machine Vision Corporation. Under the terms of that preferred stock, FMC Corporation's approval is required for certain matters, including any merger.

Under the agreement reached with FMC, FMC has agreed to vote in favor of the merger and upon consummation of the merger its AMVC Series B Preferred Stock will convert into shares of Key Series C Convertible Preferred Stock, and a warrant to purchase shares of Key Common Stock.

In addition, FMC's existing option to purchase additional shares of AMVC Common Stock will convert into an option to purchase shares of Key Series B Convertible Preferred and a warrant to purchase shares of Key Common Stock.

Key anticipates the AMVC stockholders meeting to vote upon the merger will occur in July, with closing to immediately follow the stockholders meeting.

AMVC is comprised of two subsidiaries - SRC VISION, Inc. and Ventek, Inc. SRC VISION, located in Medford, Oregon and Eindhoven, the Netherlands, designs and manufactures machine vision systems for the food, agricultural, plastics, tobacco and pulp wood industries. Ventek, located in Eugene, Oregon, designs and assembles machine vision systems for automated inspection and process control in the plywood and wood panel industries.

Key Technology, an ISO-9000 certified company, is a leading designer and manufacturer of process automation systems, primarily for the food processing industry, which integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment. Key systems allow processors to improve quality, increase yield and reduce cost. With worldwide sales and service, the company maintains manufacturing facilities and demonstration laboratories in Beusichem, the Netherlands, and Walla Walla, Washington.

COMMENTS INCLUDED IN THIS DOCUMENT MAY INCLUDE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. THESE STATEMENTS AS TO ANTICIPATED FUTURE RESULTS ARE BASED ON CURRENT EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO

DIFFER MATERIALLY FROM THOSE PROJECTED OR DISCUSSED HERE. SUCH RISK AND UNCERTAINTIES ARE DETAILED IN THE COMPANY'S ANNUAL REPORT ON EXHIBIT 99.1 OF THE FORM 10-K FILED WITH THE SEC IN DECEMBER 1999 AND ARE INCORPORATED HEREIN BY REFERENCE. THE COMPANY CAUTIONS READERS NOT TO PLACE UNDUE RELIANCE UPON ANY SUCH FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY DISCLAIMS ANY OBLIGATION SUBSEQUENTLY TO REVISE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS OR TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS.



    NOTE: NEWS RELEASES AND OTHER INFORMATION ON KEY TECHNOLOGY, INC. CAN BE
                    ACCESSED AT WWW.KEYWW.COM ON THE INTERNET